Storm Cat Energy Corporation Provides Operations Update;
Announces Third Quarter 2007 Results

•	Total Current Production at 12.2 Million Cubic Feet Per Day Net
•	Three Fayetteville Shale Wells Drilled; Two Completed
•	Pipeline Agreement in Place for Fayetteville Acreage

DENVER and CALGARY, Alberta – November 8 2007 – Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today provided an operations update and announced third quarter 2007 financial and operating results.

During the quarter the Company drilled 28 wells bringing the total number of wells drilled during the first nine months of 2007 to 67.  Current net production is 12.2 million cubic feet per day (MMcf/d) from producing properties in Wyoming’s Powder River Basin (PRB) and from the Arkoma Basin in Arkansas (Fayetteville Shale).  Total net sales increased 8.5% quarter-to-quarter to 808.2 million cubic feet (MMcf) during the third quarter 2007 from 745.0 MMcf in the second quarter 2007.  PRB production growth in the third quarter was adversely impacted by force majeure production curtailments and abnormally low Rockies gas prices.  Year-over-year production increased 117.6% to 808.2 MMcf in the third quarter 2007 from 371.5 MMcf in the second quarter 2006.

Operations Update (all figures in U.S. Dollars)

During the third quarter, Storm Cat built upon its first half production growth, but was impacted negatively by production curtailment on a portion of its PRB gas production due to force majeure events on important Rocky Mountain pipeline infrastructure and abnormally low Rockies gas prices. The force majeure events related to a September 16, 2007 fire on the Cheyenne Plains gas pipeline which reduced Rockies take-away capacity, further deteriorating Rockies gas prices. In light of these events, the Company partially curtailed its production and activity in the PRB. The pipeline operator returned the pipeline to full capacity on November 7, 2007.

Curtailed production from the PRB at September 30, 2007 was 14.7 MMcf/d gross and 7.7 MMcf/d net. Coming out of curtailment, production currently is 21.5 MMcf/d gross and 11.9 MMcf/d net. Because of the price environment and curtailment, Storm Cat made the decision to delay additional well completions and pipeline hookups during the third quarter. Barring those elections, the Company estimates that production from the PRB would currently be 23.7 MMcf/d gross and 13.4 MMcf/d net.  The Company drilled and completed 25 wells during the quarter bringing its year-to-date total to 63.  The total well count is now 380 wells, of which 339 are Company-operated.  Storm Cat expects to add approximately 44 additional wells during the remainder of 2007 and exit the year producing approximately 17.0 net MMcf/d in the PRB.

Storm Cat successfully drilled and began completion operations during the third quarter on the first two of its three Company-operated horizontal wells budgeted in 2007 in the Fayetteville Shale. The Company hydraulically fractured both the Kamalmaz 1-13H well and the Vaughn 1-18H well, employing approximately 60,000 barrels of fluid and 1.25 million pounds of sand over five stages per well. The Company is presently conducting post-frac well cleanup and is encouraged by gas rates observed in the limited flow-back period. The third well, the Files 1-12H, commenced drilling during the third quarter. The Company has subsequently completed drilling to its planned depth and ran casing. Completion of the Files well is scheduled in the fourth quarter. In addition, in early October, Storm Cat reached an agreement with an unrelated third party gatherer for the construction of field gathering, compression and a transportation lateral to connect to the Ozark pipeline. Subject to retained rights of the parties in the agreement, the pipeline is expected to be completed and operational in March 2008. Finally, current net production associated with the Company’s non-operated wells in the play is 0.3 MMcf/d net.

In Elk Valley, located in South-Eastern British Columbia, the Company has nine producing wells, including five wells drilled in 2006, in the de-watering and evaluation stage. The Company remains encouraged by observed water and associated gas production rates and expects to disclose its progress on the project at year-end 2007.

In Alberta, during the third quarter, the Company drilled and completed one well targeting the Ellerslie Sand. The well is undergoing production and pressure testing. At present, the Company is evaluating additional prospects in the immediate area.

Storm Cat Chief Executive Officer, Joe Brooker, said “During the quarter we advanced our Fayetteville Shale acreage completing two of our three 2007 budgeted wells.  Further, with a pipeline agreement in place in the Fayetteville we should begin to realize cash flow from this area by late first quarter 2008. Despite the difficult price environment and curtailments in the PRB we anticipate delivering on the expectations for both year end rate and reserves in the PRB.    Rate, cash flow and reserves are the key components that will create shareholder value”

Storm Cat President and Chief Operating Officer Keith Knapstad commented “From an operational stand point the third quarter represented continued progress in our three core areas.  In the PRB, we are well positioned to ramp production into year-end and achieve our estimated exit rate of 17.0 net Mmcf/d. We reached the goals we set in the Fayetteville having now drilled and completed Company operated wells.  Post stimulation we saw favorable gas rates during limited flow-back periods. In Elk Valley, we continue to be encouraged by water and gas production rates.  However, until we achieve and maintain lower water levels in the wellbores, allowing unrestricted production flow from all producing coal seams, we will not be able to fully evaluate the commercial viability of the project.”

Financial Overview (all figures in U.S. Dollars)

For the quarter ended September 30, 2007 Storm Cat reported oil and gas sales revenue of $4.2 million, a 91.7% increase over third quarter 2006 sales of $2.2 million.  Sales volumes increased to 808.2 MMcf for the third quarter 2007 from 371.5 MMcf in the second quarter 2006, an increase of 117.6%. Increased volumes are attributed primarily to successful development of our properties.  The Company’s average sales price for natural gas decreased 11.9% to $5.17 per thousand cubic feet (Mcf) in the third quarter 2007 from $5.87 per Mcf in the third quarter 2006 inclusive of hedges.

The Company reported a net loss of $30.7 million, or $0.38 per share, for the third quarter 2007, as compared to a net loss of $3.8 million, or $0.05 per share, in the same period in 2006.  The extraordinary net loss is primarily attributable to a $25.0 million impairment on the Company’s U.S. assets and a $2.8 million impairment on the Company’s Canadian assets.

The first impairment charge of $25.0 million relates to the ceiling test comparing the U.S. Full Cost pool to discounted future net revenues of proved reserves in the PRB using flat pricing based on the September 30, 2007 market price for natural gas of $1.9855 per MMBtu at the Colorado Interstate Gas (CIG) – Mainline index including any contribution of hedging on future net revenues.  At that date, the U.S. Full Cost pool exceeded the ceiling value by $25.0 million and the Company elected to take an impairment.  The SEC permits a re-measurement, under certain criteria, if prices recover subsequent to the end of the reporting period and before filing the quarterly report.  While the market price did, in fact, exceed the price necessary to avoid an impairment for a short time during such period, the Company is of the opinion that a recovery of price was not sustained sufficiently to warrant avoidance of the impairment.  There are indicators suggesting a sustained improvement of market prices in the Rocky Mountain producing region upon the commencement of natural gas deliveries on the Rockies Express pipeline that is schedule to commence service in January 2008, however, the timing of such recovery is not within the price recovery measurement time constraints as set by the SEC.

The second impairment charge of $2.8 million is attributable to the Company evaluating a portion of its Alberta, Canada unproved properties using the lower of cost or market test.

Lease operating expenses increased approximately $1.08 million to $1.73 million in the third quarter of 2007 from $0.65 million the third quarter of 2006. This increase resulted primarily from additional wells added through the Company’s successful drilling program and from an acquisition the Company made in the third quarter of 2006. On a per Mcf basis, lease operating expenses increased by 90.7% from the third quarter of 2006 to the third quarter of 2007. The higher costs are primarily related to fuel and generator costs associated with new wells in development areas where the electrical infrastructure is not yet installed. These higher operating costs are anticipated to be short lived as the electrical grid is built out to the well locations.

Salaries and related benefits and taxes in the third quarter of 2007 totalled $0.80 million. Additionally the Company recorded a write-down for bad debt reserve of $0.08 million and $0.52 million for amortization of deferred financing costs was reclassified from general and administrative expense to other expense. Stock-based compensation decreased by $1.37 million from the three months ended September 30, 2006 to the same period in 2007 due to the full expensing of legacy stock options in 2006 and the reclassification of certain stock-based compensation from the equity method to the liability method in 2007. In the third quarter of 2006, $0.46 million of internal costs were capitalized.  Beginning in 2007, Storm Cat discontinued the capitalization of internal costs.

Weighted average shares outstanding for the third quarter 2007 increased to 81.0 million as compared to 68.6 million in the third quarter 2006.  The increase in average shares outstanding is attributed to the private placement the Company completed in Canada in September 2006 as well as the exercise of outstanding warrants and options.

Storm Cat’s fixed-price natural gas hedges are summarized as follows (As of 10/4/07):

2007 – 783,666 MMbtu at weighted average price $6.18 CIG
2008 – 3,941,617 MMbtu at weighted average price $6.91 CIG
2009 – 2,368,452 MMbtu at weighted average price $7.33 CIG
2010 – 1,298,061 MMbtu at weighted average price $6.91 CIG

Chief Financial Officer Paul Wiesner commented “The third quarter was extremely challenging due to record low price realizations per Mcf in the Rockies.  We have 80% of our mid-year 2007 forecasted PDP production stream hedged at attractive CIG pricing for the remainder of 2007 and all of 2008.  Although we are bullish regarding long term natural gas prices, hedging allows us to protect our cash flow in the short term so we can continue to develop our core areas.  The impairment of $25.0 million is a required calculation of the full cost accounting method that requires flat pricing; this quarter’s price being $1.9855.  Strip pricing at the end of the quarter would have yielded a value in excess of our book basis and is in our opinion, more indicative of the discounted value of the future cash flows from the properties.”

Financial and operations tables accompany this release.  Please reference the Company’s filing on Form 10-Q with the Securities and Exchange Commission and with Canadian securities regulators on SEDAR for important notes to the financial statements.

About Storm Cat Energy

Storm Cat Energy is an independent oil and gas company focused, on the exploration, production and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations and, secondarily, from conventional formations. The Company has producing properties in Wyoming's Powder River Basin, and Arkansas' Arkoma Basin and exploration and development acreage in Canada. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."
Company Contact:

William Kent
Director, Investor Relations
Phone: 303-991-5070
www.stormcatenergy.com

Forward-looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to proposed new wells, production rate and reserves expectations, commodity prices and new sources of cash flows, and infrastructure improvements affecting the Company’s operations. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made and they involve a number of risks and uncertainties.  Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change.  Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2006.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTS RESPONSIBILITY
FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

SELECT OPERATING DATA (UNAUDITED)
Select Operating Data:	Three Months Ended September 30
	2007	2006
Net Sales Volume:
Natural Gas (MMcf)	808.2	371.5

Natural Gas Sales	$4,181	$2,181

Average Sales Prices:
Natural Gas (per Mcf)	$5.17	$5.87

Additional Data (per Mcf):
Gathering and transportation	$0.72	$1.05
Operating expenses:
Lease operating expenses	$1.77	$0.93
Ad valorem and property taxes	$0.37	$0.81
Impairment	$34.36	$5.38
Depreciation, depletion, amortization and accretion expense	$3.24	$2.26
General and administrative expense, excluding stock-based compensation and capitalized overhead	$1.49	$4.83
Stock-based compensation	$(0.72)	$2.12

CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars and in thousands, except per share amounts)

	September 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,745	$5,299
Accounts receivable:
Joint interest billing	1,548	1,932
Revenue receivable	630	2,121
Fair value of derivative instruments	3,637	2,670
Prepaid costs and other current assets	3,575	1,445
Total current assets	14,135	13,467
PROPERTY AND EQUIPMENT (Full Cost Method), at cost:
Oil and gas properties:
Unproved properties, net of impairments	57,911	54,873
Proved properties	57,048	46,446
Less accumulated depreciation, depletion, and amortization	(10,509)	(4,764)
Oil and gas properties, net	104,450	96,555
Other property	1,160	1,057
Accumulated depreciation	(684)	(408)
Total other property, net	476	649
Total property and equipment, net	104,926	97,204
OTHER ASSETS
Restricted cash	378	511
Debt issuance costs, net of accumulated amortization	2,895	0
Fair value of derivative instruments	1,574	782
Total other assets	4,847	1,293
Total assets	$123,908	$111,964

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,393	$7,302
Revenue payable	890	2,063
Accrued and other liabilities	5,394	10,011
Flow-through shares liability	0	1,233
Notes payable	0	7,500
Taxes payable	657	0
Interest payable	399	952
Stock-based compensation liability	608	0
Total current liabilities	10,341	29,061
Asset retirement obligation	1,541	1,871
Ad valorem taxes payable	539	0
Bank debt	29,219	19,350
Series A & B convertible notes	50,195	0
Total non-current liabilities	81,494	21,221
Total liabilities	91,835	50,282
STOCKHOLDERS' EQUITY
Common stock	69,756	69,518
Additional paid-in capital	4,746	4,910
Accumulated other comprehensive income	10,848	3,877
Accumulated deficit	(53,277)	(16,623)
Total stockholders' equity	32,073	61,682
Total liabilities and stockholders' Equity	$123,908	$111,964

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Stated in U.S. Dollars and in thousands, except per share amounts)

	Three Months Ended September 30
	2007	2006
NATURAL GAS REVENUE:	$4,181	$2,181

OPERATING COSTS:
Gathering and transportation	581	390
Operating expenses	1,733	645
General and administrative	621	2,582
Depreciation, depletion, amortization and accretion of asset retirement obligation	2,616	840
Impairment	27,773	2,000
Total operating costs	33,324	6,457
Operating loss	(29,143)	(4,276)

OTHER EXPENSE (INCOME):
Interest expense	1,133	311
Interest and other miscellaneous income	(43)	(93)
Amortization of deferred financing costs	522	0
Total other expense (income)	1,612	218

Net loss before taxes	(30,755)	(4,494)

Recovery of future income tax asset from flow-through shares	(40)	(731)

NET LOSS	$(30,715)	$(3,763)
Basic and diluted loss per share	$(0.38)	$(0.05)
Weighted average number of shares outstanding	81,029,861	68,581,241

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(Stated in U.S. Dollars and in thousands, except per share amounts)
	For the Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net loss	(36,654)	(6,212)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Recovery of future income tax asset from flow-through shares	(1,318)	(731)
Stock-Based compensation	607	2,238
Depreciation, depletion, and amortization	5,985	1,807
Accretion of asset retirement obligation	144	146
Asset Impairment	27,773	2,000
Gain on disposition of properties	-	185
Amortization of debt issuance costs	522	-
Changes in operating assets and liabilities:
Accounts receivable	467	(427)
Prepaid costs and other current assets	(563)	(844)
Accounts payable	122	(3,784)
Accrued interest and other current liabilities	(790)	3,284
Net cash used in operating activities	(3,705)	(2,338)
Cash flows from investing activities:
Restricted cash	147	(259)
Capital expenditures - oil and gas properties	(48,563)	(56,446)
Capital expenditures - other assets	(39)	(145)
Net cash used in investing activities	(48,455)	(56,850)
Cash flows from financing activities:
Flow-Through shares	-	1,950
Issuance of common stock	243	19,483
Debt issuance costs	(3,417)	-
Proceeds from bank debt	2,369	27,500
Proceeds from Series A & B Convertible Notes	50,195	-
Net cash provided by financing activities	49,390	48,933
Effect of exchange rate changes on cash	2,216	892
Net decrease in cash and cash equivalents	(554)	(9,363)
Cash and cash equivalents at beginning of period	5,299	29,502
Cash and cash equivalents at end of period	$4,745	$20,139
Supplemental disclosure of cash flow information:
Cash paid for interest (net of amount capitalized)	$3,616	$-
Supplemental disclosure of non-cash investing and financing activities:
Accruals of oil and gas properties	$7,070	$15,841